U.S. SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, DC  20549

                                    FORM 3

                                 OMB APPROVAL
                            OMB Number:  3235-0104
                         Expires:  September 30, 1998
               Estimated average burden hours per response:  0.5

            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

        Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility Holding Company Act
        of 1935 or Section 30(f) of the Investment Company Act of 1940


 1.  Name and Address of Reporting Person*

     Last, First, Middle:  Robert Louis-Dreyfus


     Street:  c/o John Hogan, 1301 Avenue of the Americas

     City, State, Zip:  New York, New York 10019
 2.  Date of Event Requiring Statement (Month/Day/Year):  3/6/97

 3.  IRS or Social Security Number of Reporting Person
     (Voluntary)

 4.  Issuer Name and Ticker or Trading Symbol:  EMCORE
     Corporation (EMKR)

 5. Relationship of Reporting Person(s) to Issuer (Check all applicable)

     (   ) Director    ( x ) 10% Owner
     (   ) Officer (give title below)
     (   ) Other (specify below)




 6.  If Amendment, Date of Original (Month/Day/Year)

 7.  Individual or Joint/Group Filing (Check Applicable Line)

     ( x ) Form filed by One Reporting Person
     (   ) Form filed by More than One Reporting Person


*     If the form is filed by more than one reporting person, see Instruction
      5(b)(v).


                               TABLE I -- NON-DERIVATIVE SECURITIES BENEFICIALLY OWNED

         1.  Title of Security                 2. Amount of Securities         3.  Ownership Form:  Direct (D)
             (Instr. 4)                           Beneficially Owned               or Indirect (I)
                                                  (Instr. 4)                       (Instr. 5)

  (1)    Common Stock                                              1,621,558                     I



                                      TABLE I -- CONTINUED

         1.  Title of Security                 4. Nature of Indirect Beneficial Ownership
             (Instr. 4)                           (Instr. 5)

  (1)    Common Stock                          As member of direct owner, Jesup & Lamont
                                               Merchant Partners, L.L.C.


Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.


                           TABLE II -- DERIVATIVE SECURITIES BENEFICIALLY OWNED
                      (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

         1. Title of Derivative          2. Date Exercisable        3.  Title and Amount of Securities
            Security                        and Expiration              Underlying Derivative Security
            (Instr. 4)                      Date                        (Instr. 4)
                                            (Month/Day/Year)

                                         Date          Expiration                             Amount or
                                         Exercisable   Date                                   Number
                                                                             Title            of Shares

  (1)    Common Stock Warrants (right      Immed.        5/01/01    Common Stock                1,827,967
         to buy)

  (2)    Common Stock Warrants (right      Immed.        9/01/01    Common Stock                  245,098
         to buy)
  (3)    Common Stock Warrants (right      5/06/97       9/01/01    Common Stock                  980,392
         to buy)



                                           TABLE II -- CONTINUED

         1. Title of Derivative          4. Conversion    5. Ownership        6. Nature of
            Security                        or               Form                Indirect
            (Instr. 4)                      Exercise         of Derivative       Beneficial
                                            Price of         Security:           Ownership
                                            Derivative       Direct (D) or       (Instr. 5)
                                            Security         Indirect (I)
                                                             (Instr. 5)

  (1)    Common Stock Warrants (right           $4.08             I           As controlling shareholder
         to buy)                                                              of Gallium Enterprises
                                                                              Inc., a member of direct
                                                                              owner, Jesup & Lamont
                                                                              Merchant Partners, L.L.C.

  (2)    Common Stock Warrants (right          $10.20             I           As controlling shareholder
         to buy)                                                              of Gallium Enterprises
                                                                              Inc., a member of direct
                                                                              owner, Jesup & Lamont
                                                                              Merchant Partners, L.L.C.
  (3)    Common Stock Warrants (right          $10.20             I           As controlling shareholder
         to buy)                                                              of Gallium Enterprises
                                                                              Inc., a member of direct
                                                                              owner, Jesup & Lamont
                                                                              Merchant Partners, L.L.C.



Explanation of Responses:


/s/ John Hogan                         March 16, 1997
Title: Attorney-in-fact                Date
**Signature of Reporting Person

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).
Note: File three copies of this Form, one of which must be manually signed.
      If space provided is insufficient, see Instruction 6 for procedure. Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB number.